Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-79399 and No. 333-146868 on Form S-8 of our report dated June 10, 2022, relating to the financial statements of BP DirectSave Plan appearing in this Annual Report on Form 11-K of BP DirectSave Plan for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 10, 2022